Mail Stop 3561

      							August 16, 2005

Via U.S. Mail and Fax (214-382-3631)
Mr. Mike Lavey
Chief Financial Officer
Lighting Science Group Corporation
2100 McKinney Ave., Suite 1555
Dallas, TX  75201

	RE:	Lighting Science Group Corporation
      Form 10-KSB for the Fiscal Year Ended December 31, 2004
		Filed February 9, 2005

      Form 10-QSB for the Fiscal Quarters Ended June 30, 2005
      File No. 0-20354

Dear Mr. Lavey:

We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.

							Sincerely,



							Larry Spirgel
							Assistant Director


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Mr. Mike Lavey
Lighting Science Group Corporation
August 2, 2005
Page 3



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE